Exhibit (a)(18)

PRESS RELEASE

HUMAN GENOME SCIENCES RESPONDS TO GSK EXTENSION OF UNSOLICITED TENDER OFFER

ROCKVILLE, Maryland – (June 8, 2012) – Human Genome Sciences, Inc. (Nasdaq: HGSI) today issued the following statement regarding the extension by GlaxoSmithKline plc (GSK) of its unsolicited tender offer to acquire all the outstanding common shares of HGS at a price of $13.00 per share in cash and GSK’s statement that approximately 474,029 shares of HGS common stock have been tendered into their offer. HGS noted that less than one percent of its shares outstanding tendered into the GSK offer.

The HGS Board of Directors has rejected GSK’s unsolicited $13.00 per share tender offer after determining, in consultation with financial and legal advisors, that the GSK offer price is inadequate and does not reflect the value inherent in HGS. As previously announced, our Board has authorized the exploration of strategic alternatives in the best interests of stockholders, including a potential sale of the Company. This process continues to be active and fully underway. GSK declined to enter the process and, through its unsolicited tender offer, seeks to circumvent, disrupt and prematurely end the Company’s process to the disadvantage of HGS stockholders. We are committed to completing our exploration of strategic alternatives as expeditiously as possible, and the HGS Board of Directors recommends that HGS stockholders reject GSK’s tender offer and not tender any of their shares to GSK.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are serving as financial advisors to HGS, and Skadden, Arps, Slate, Meagher & Flom LLP and DLA Piper LLP (US) are serving as legal counsel.

ABOUT HUMAN GENOME SCIENCES

Human Genome Sciences exists to place new therapies into the hands of those battling serious disease.

For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via email to clinicaltrialsinfo@hgsi.com or by calling HGS at 1-240-314-4430.

HGS, Human Genome Sciences and BENLYSTA® are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement includes statements that are forward-looking. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this announcement, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

Some important factors that could cause our actual results to differ from our expectations in these forward-looking statements include: our lack of commercial experience and dependence on the sales growth of BENLYSTA; any failure to commercialize BENLYSTA successfully; the occurrence of adverse safety events with our products; changes in the availability of reimbursement for BENLYSTA; the inherent uncertainty of the timing, success of, and expense associated with, research, development, regulatory approval and commercialization of our pipeline products, including darapladib and albiglutide, and new indications for existing products; uncertainty as to the future success of darapladib and GSK’s ability to develop and commercialize darapladib; substantial competition in our industry, including from branded and generic products; the highly regulated nature of our business; uncertainty regarding our intellectual property rights and those of others; the ability to manufacture at appropriate scale, and in compliance with regulatory requirements, to meet market demand for our products; our substantial indebtedness and lease obligations; our dependence on collaborations over which we may not always have full control; foreign exchange rate valuations and fluctuations; the impact of our acquisitions and strategic transactions; changes in the health care industry in the U.S. and other countries, including government laws and regulations relating to sales and promotion, reimbursement and pricing generally; significant litigation adverse to the Company, including product liability and patent infringement claims; our ability to attract and retain key personnel; increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions; risks and uncertainties associated with the Offer or any other offer or proposal; the outcome of any litigation related to the Offer or any other offer or proposal; and the Board’s recommendation to the stockholders concerning the Offer or any other offer or proposal.

The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer commenced by GlaxoSmithKline plc through its wholly owned subsidiary, H. Acquisition Corp., HGS has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF HGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov. HGS also will provide a copy of these materials without charge on its website at www.hgsi.com, or stockholders may call HGS’ Information Agent, Innisfree M&A Incorporated, toll-free at 877-717-3926.

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Media Contacts:	Investor Contact:

Susannah Budington	Claudine Prowse, Ph.D.
Director, Corporate Public Relations	Vice President, Investor Relations
301-545-1062	301-610-5800

Jerry Parrott

Vice President, Corporate Communications

301-315-2777

Additional Contacts:

Joele Frank / Dan Katcher / Jamie Moser

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Arthur Crozier / Jennifer Shotwell / Larry Miller

Innisfree M&A Incorporated

(212) 750-5833

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